Exhibit 99.1

Kyverna Therapeutics Secures up to $150 Million in Non-Dilutive Financing from

Oxford Finance

Initial funding of $25 million from the first of four tranches

Facility strengthens Kyverna’s financial flexibility, further supporting advancement of its late-stage indications in generalized myasthenia gravis (gMG) and stiff person syndrome (SPS), while also accelerating pre-launch activities

Topline data readout of registrational Phase 2 SPS trial now expected in early 2026; narrowed from previous guidance of first half 2026

EMERYVILLE, Calif., November 3, 2025 - Kyverna Therapeutics, Inc. (Nasdaq: KYTX) (“Kyverna”), a clinical-stage biopharmaceutical company focused on developing cell therapies for patients with autoimmune diseases, today announced that, on October 31, 2025, it closed a loan facility with Oxford Finance LLC ("Oxford Finance") for up to $150 million in non-dilutive capital. The Company will initially be drawing $25 million under the facility on November 3, 2025, with additional tranches available based on the achievement of key clinical and commercial milestones aligned with Kyverna’s growth strategy and funding needs.

“We are pleased to partner with Oxford Finance on a strategic, non-dilutive financing agreement with attractive terms that strengthen our financial flexibility,” said Warner Biddle, Chief Executive Officer of Kyverna. “This facility further supports the rapid progress across our late-stage programs, including in myasthenia gravis, where we look forward to initiating enrollment in our Phase 3 registrational trial by the end of this year following positive interim Phase 2 trial data, and in stiff person syndrome, in which we are tracking ahead of schedule to report topline registrational results early next year.”

“Kyverna is uniquely positioned to potentially become the first company to deliver an approved CAR T-cell therapy for an autoimmune disease and we’re proud to be partnering with this outstanding team to advance that mission,” said Kirk Andrews, Managing Director of Oxford Finance. “This investment reflects Kyverna’s continued strong execution on their strategy and the promising potential of KYV-101, as consistently demonstrated in treated patients across multiple autoimmune indications, including most recently in generalized myasthenia gravis.”

The $150 million loan facility includes an initial tranche of $40 million and two additional tranches totaling $60 million, subject to the satisfaction of certain terms and conditions of the loan and security agreement. A fourth tranche of $50 million may also be made available subject to Oxford Finance’s discretion. Kyverna will be drawing $25 million from funds available from the first tranche on November 3, 2025. The facility matures on October 1, 2030.

At the closing of the loan facility, Kyverna continues to expect to have cash runway into 2027, supporting its BLA filing for SPS and its MG Phase 3 trial, while also accelerating pre-launch activities.

Anticipated Milestones

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Kyverna has issued the following guidance on upcoming program milestones:

•
SPS:
o
Report topline registrational data in early 2026
o
BLA filing in 1H 2026
•
MG:
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Initiate enrollment for registrational Phase 3 trial by year-end 2025
o
Report updated data for the Phase 2 portion of KYSA-6 Phase 2/3 trial data in 2026
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Additional Indications:
o
Lupis Nephritis: Report Phase 1 data in a peer-reviewed publication in 2026
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Future Pipeline:
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File IND application in Q4 2025 for KYV-102, Kyverna's whole blood rapid manufacturing process

About Kyverna Therapeutics

Kyverna Therapeutics, Inc. (Nasdaq: KYTX) is a clinical-stage biopharmaceutical company focused on liberating patients through the curative potential of cell therapy. Kyverna's lead CAR T-cell therapy candidate, KYV-101, is advancing through late-stage clinical development with registrational trials for stiff person syndrome and myasthenia gravis, and two ongoing multi-center Phase 1/2 trials for patients with lupus nephritis. The Company is also harnessing other KYSA trials and investigator-initiated trials, including in multiple sclerosis and rheumatoid arthritis, to inform the next priority indications for the Company to advance into late-stage development. Additionally, its pipeline includes next-generation CAR T-cell therapies in both autologous and allogeneic formats, including efficiently expanding into broader autoimmune indications and the potential to increase patient reach with KYV-102 using its proprietary whole blood rapid manufacturing process. For more information, please visit https://kyvernatx.com.

About Oxford Finance LLC

Oxford Finance LLC is a specialty finance firm providing senior secured loans to public and private companies operating in a variety of industries worldwide. For over 20 years, Oxford Finance has delivered flexible financing solutions to over 700 companies, allowing borrowers to maximize their equity by leveraging their assets. Since 2002, Oxford Finance has originated more than $14 billion in loans. Oxford Finance is headquartered in Alexandria, Virginia, with additional offices serving the greater San Diego, San Francisco, Boston and New York City metropolitan areas. For more information, visit https://oxfordfinance.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements." The words, without limitation, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Forward-looking statements in this press release include, without limitation, those related to: the potential for Kyverna to draw down additional tranches under the loan facility and Kyverna’s ability to achieve clinical and commercial milestones and commercial revenue targets; the expected timing for drawing on an initial $25 million of funding under the loan facility; the estimated or anticipated future results and benefits of the loan facility and use of proceeds therefrom; Kyverna’s financial flexibility, funding needs and anticipated cash runway; Kyverna’s strategic priorities and focus and anticipation of continued momentum in the execution of its clinical and regulatory strategy; Kyverna’s progress across its programs, including in MG and SPS; the potential for Kyverna to be the first company to deliver an approved CAR T-cell therapy for an autoimmune disease and Kyverna's clinical trials, investigator initiated trials and named-patient access data and expected timing for reporting clinical data and commencing enrollment in its trials. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties related to general economic and market conditions, the possibility that results from prior clinical trials, named-patient access activities and preclinical studies may not necessarily be predictive of future results; intellectual property rights; and other factors discussed in the "Risk Factors" section of Kyverna's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that Kyverna has filed or may subsequently file with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this press release are based on the current expectations of Kyverna's management team and speak only as of the date hereof, and Kyverna specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investors: InvestorRelations@kyvernatx.com
Media: media@kyvernatx.com